                                                                EXHIBIT 10.1
Wayne R. Weidner – Prepared Remarks
Annual Meeting of Shareholders
April 21, 2008

REMARKS BY THE CHAIR

Disclaimer: While proxies are being examined and the ballots counted, I’d like to make my comments.

▪
I should point out that our remarks regarding the outlook for the current year and beyond, including our anticipated earnings and asset growth and any planned new investments, may contain forward-looking information.

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Actual results may vary from any forecasted results that we discuss due to various risks and uncertainties, including those that we detailed in our report on Form 10-K for 2007, filed with the SEC and sent to you with our proxy statement.

Record of Success

•	Despite facing yet another year of increasing challenges and a difficult operating environment, your Company was able to post its 30th consecutive year of increased earnings and cash dividends.

•	National Penn has enjoyed two new honors since our last meeting:

o	First, on February 21 of this year, National Penn was named to Standard & Poor’s Small Cap 600 Index.

▪	This is good news for several reasons:

•	First, we expect this to increase our institutional ownership as index funds buy our stock.

•	Second, it presents an opportunity for greater volume and liquidity in our stock.

•	And third, this will generally increase our visibility to the investing public.

o
Second, since July 2007, National Penn has been featured twice on the Motley Fool web site in articles about “stocks that cannot be stopped” due to our history of paying an annual dividend without interruption since, at least, 1877.

▪	That is more than 130 years.

Stock Dividends or Splits/Cash Dividends

•	In addition, 2007 marked our 30th consecutive year of a stock dividend or stock split on National Penn stock.

o	The board declared a 3% stock dividend that was paid on September 28, 2007.

o	The board also declared an increased cash dividend of $.17 per share in both the fourth quarter of 2007 and the first quarter of this year.

•	Your directors, management team, and employees will continue to strive for strong financial performance in order to sustain this momentum.

Stock Performance/Market Cap/Growth of Stock

•	As you all are likely to have read about in the media, the market for mid- and small-sized bank stocks was not favorable for much of last year.

o	According to a fourth quarter 2007 report by the FDIC, profits at the 8,533 FDIC-insured institutions fell 83.5% as compared to the previous year.

o	This included large FDIC-insured institutions, as well as community banks.

o	With the anticipated continuation of the weak housing sector, credit squeeze and volatile interest rates, 2008 looks to be full of its own challenges.

•	Fortunately, National Penn was able to weather the storm well compared to our peers, primarily due to our consistent strategies and prudent business practices.

•
While we believe our stock price over the past year has been generally impacted by the disfavor and resulting market volatility in the bank stock sector, our stock price has not declined as much as many in our industry.  According to Nasdaq, our stock price declined 6.81% during the one year period ending April 17, 2008, as compared to an average decline of 13.65% for our peer banks listed in our Proxy Statement.

•	And, we are encouraged that since the beginning of this year, our stock price has increased by 16.05% as compared to an average increase of 3.23% for our peer group.

•
The slide on the screen compares our 10-year total investment return to the total return for the SNL bank index over the same period.  We believe that our total return over the longer term is one of the best measures of how National Penn enhances shareholder value.  As you can see, the total return for an investment in National Penn was more than three times that of the SNL bank index.

Leveraging Market Opportunities for Long-Term Growth and Financial Strength

•	Difficult times require us to allocate resources and capital in the smartest ways possible, and have the flexibility to be opportunistic. And that is exactly what we were able to do in 2007.

•	I’d like to take a few moments to highlight two of the factors that position us for future success.

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With a focus on longer-term growth and diversifying our revenue stream, we were able to lay the groundwork for the most transformative period in our 134-year-old history.  We greatly expanded our geographic footprint and services with the addition of two new members to the National Penn family:

o	The first is Christiana Bank & Trust Company of Delaware

▪	An announcement was made in second quarter 2007, and we finalized the Christiana Bank & Trust Company merger on January 4 of this year.

▪	This is particularly exciting since Delaware-based Christiana marks our first entrance into that state, long known for its tax, legal and friendly financial environment.

o	Our second new partner is KNBT Bancorp, Inc.

▪	We announced plans to merge with KNBT Bancorp, a Lehigh Valley- based financial services institution, in the third quarter 2007 and closed this merger on February 1, 2008.

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In addition to greatly strengthening our presence in the Lehigh Valley, KNBT also brings expanded insurance, investment and trust services that nicely complement our current financial services offerings.

•	While Glenn will provide more details about the benefits each merger partner brings, I’d like to highlight what these two transactions mean to you, our shareholders, and your Company as a whole.

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The addition of these new partners has helped us create a new force in financial services in both Pennsylvania and the mid-Atlantic region. As a result of these strategic business combinations, National Penn today has:

o	A more diversified revenue stream – particularly in wealth management.

o	An expanded geographic footprint and exposure in eastern Pennsylvania and northern Delaware.

o
The added benefit of extending the “Delaware Advantage” – the ability to provide several trust, estate and tax planning services unique to Delaware-chartered bank and trust companies – to current and potential clients across our Company.

•	Our acquisition decisions made in 2007 have been well received by analysts and the media.

o
Cornerstone Advisors, Inc., a consulting firm specializing in the banking industry, in its newsletter, named our merger with KNBT as the “Merger of the Year” for 2007, citing National Penn and KNBT as two mid-sized players doing an in-market deal that “makes sense.”

o
In March, National Penn also was featured in an American Banker article entitled “National Penn Celebrates Two Transformative Deals,” in which our new partnerships with Christiana and KNBT were highlighted and which reflected positive comments from industry analysts.

o	In addition, we received significant coverage in our regional media outlets.

Introduction of New Senior Leaders Joining National Penn

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Beyond the financial aspects of the partnership, I would be remiss if I did not mention some of the other benefits. In particular, our new shareholders and customers. On behalf of Glenn, the entire National Penn board and myself, I’d like to extend a heartfelt welcome to our new shareholders, employees and customers.

•	We’ve gained new employees from Christiana and KNBT who deepen our pool of talent, knowledge and expertise.

•	At this time, I’d like to introduce a couple of the key individuals who joined our team:

o	“Ziss” Frangopoulos continues as president and CEO of Christiana Bank & Trust Company.

▪	More than 35 years in the banking industry.

•	30+ years with Chase, and its predecessor Chemical Bank, before joining Christiana in 2001.

•	Covered a wide variety of banking facets.

▪	Ziss, would you please stand briefly?

o	Scott V. Fainor, former president and CEO of KNBT Bancorp

▪	Joins the National Penn family as the Chief Operating Officer of the holding company and president and CEO and a director of National Penn Bank

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Scott plays a prominent role in the new Company with direct oversight of National Penn Bank’s corporate, small business and consumer banking and insurance services as well as other key corporate areas.

•
Scott has more than 28 years of experience in the financial services industry.  He served as president and CEO of KNBT from the time of its formation in 2003.  Before that, he was president and CEO of one of KNBT’s predecessor companies, and was a senior executive with a major super-regional banking company.

•	Scott, would you please stand briefly?

Recognition of Sandy Spayd

▪	I would also like to recognize our long-time Corporate Secretary, Sandy Spayd, who retired on March 1 of this year. Sandy, would you please come forward?

(Wayne reads the inscription on the plaque and presents it to Sandy)

Closing Remarks/Transition from the Chair

•	Before I turn the podium over to Glenn, I’d like to add a few personal remarks as part of my closing.

•
2007 was a bittersweet year for me professionally. I was thrilled to be part of our Company’s most transformative year ever. At the same time, and as you all may know, I also retired from full-time employment after working at National Penn for 45 years.

•	While it has been an adjustment, I am glad that I can continue to be a part of National Penn’s future success as the non-employee Chair of the Board.

•	I look forward to working hard with my fellow board members to tap into the long-term value of our new partnerships to the benefit of our shareholders, employees and customers.

•	At this time, I’d like to turn the program over to Glenn Moyer, President and CEO of National Penn Bancshares, to provide his comments.

Glenn E. Moyer – Prepared Remarks
Annual Meeting of Shareholders
April 21, 2008

I.	(WELCOME & INVITATION FOR SHAREHOLDERS TO BECOME MEMBERS)

     Thank you, Wayne.

•	I want to welcome everyone, and thank you for joining us today, including our newest members of the National Penn shareholder family from Christiana Bank and KNBT.

•
As I traditionally do at the beginning of my remarks at our annual shareholders’ meeting, I’d like to encourage any of you who are not doing business with us currently, to become customers of your Company.

•	You’ve chosen to purchase stock in our Company for a variety of reasons, and I hope you will think about further partnering with us to help fulfill your financial dreams.

•
I’d like to point out that next week, April 29th is National Teach Children to Save Day sponsored by the American Banker’s Association. National Penn has been an active participant in this program for several years, and if you haven’t already taken steps to help teach your children, grandchildren, nieces and nephews about finances, I encourage you to consider opening a Kids’ Account at one of our 127 locations.

•
As noted in your recent annual report mailing and on the flyers provided here today, we are offering our annual “shareholders’ special” to include the following rates available exclusively to our shareholders:

o	A four-month CD with a 3.4% annual percentage yield. This is available through May 10, 2008.

o	For new accounts, a money market rate of 3.65% through July 31, 2008.

o	Other details are discussed in the flyers you received today.

•	Any of our conveniently located banking or affiliate locations will be glad to help you with these special offers.

Introductions Section:

•
Before jumping into my remarks about why we believe National Penn remains a solid investment for shareholders such as you, I’d like to introduce some special guests who are critical to the ongoing success of the National Penn family:

o
First, I’d like to ask all of our Affiliate and Advisory Board Directors to stand at this time. These are a group of individuals on whom we rely for their expertise in their respective businesses and communities.  (Ask the groups to rise to be recognized as a group.)

•	Next, I’d like to ask the senior managers of our two primary non-bank segments to stand:

1.	Jim King, president of National Penn Investors Trust Company, our primary trust and asset management company

2.	Mike Meeneghan, executive vice president of National Penn’s Insurance group

•
I’d also like to take a moment to recognize our regional presidents at National Penn Bank. As a result of our expanded geographic coverage in Pennsylvania and Delaware, we realigned our community offices into five new regions. This move allows us to keep our high-quality level of customer service and decision making as close to the customer as possible.

Would the following individuals stand briefly as I call your name:

o	Scott Gruber, Central Region president

o	Blair Rush, Eastern Region and FirstService Bank division president

o	David Kennedy, Northern Region and KNBT division president

o	Robert Marino, Southern Region president, and

o	David Richards, Jr., Western Region and Nittany Bank division president

•
And last, but certainly not least, I’d like to ask each of our Group Executive Vice Presidents to stand briefly as I call your name. These are a group of individuals on whom Scott and I rely on a daily basis.

o	Sandra Bodnyk, Consumer and Small Business Banking

o	Bruce Kilroy, Enterprisewide Image and Human Resources

o	Garry Koch, Director of Risk Management

o	Carl Kovacs, Operations and Technology

o	Paul McGloin, Corporate Banking and Chief Lending Officer

o	Michael Reinhard, Chief Financial Officer, and

o	Donald Worthington, Wealth Management Group

Let’s recognize all these folks with a round of applause!

Financial Highlights Section – Year-End 2007 and First Quarter 2008:

     At this time, I’d like to take a brief look at our 2007 and first quarter 2008 financial highlights.

Beginning with our performance in 2007, prior to our mergers with KNBT and Christiana:

o	We ended 2007 with total financial assets of $5.82 billion and achieved record profits of $65.23 million, compared to $64.11 million in 2006.

o	We increased our diluted earnings per share to $1.31, compared to the prior year’s diluted earnings per share of $1.29. Many of our peers were not able to report an increase in 2007!

o	In 2007 we paid out approximately $32.5 million in cash dividends to our shareholders, an increase of approximately 4.8% over 2006.

o	National Penn’s 2007 earnings produced a return on average assets of 1.16% and a return on average shareholders’ equity of 12.0%.

•	In regard to the continued challenging operating environment, I’d like to take a moment to address our deposit and loan growth, and credit quality, in 2007.

o	We ended 2007 with total deposits of $3.95 billion, representing an increase of 3.2% as compared to 2006.

o	Our total loan and lease portfolio of $3.88 billion represented an increase of 6.7% as compared to year end 2006.

o
Our Company’s overall loan and lease loss reserve at December 31, 2007 was $54.9 million or 1.42% of total loans and leases.  While a strong allowance ratio is important, we believe that a strong coverage ratio is even more critical.  At the end of 2007, our loan loss reserve was 359% of our total loans on non-accrual plus loans 90 days past due.  In recent years, our loan loss coverage ratio has compared very well to our peers.

•	Before I update you on our recently announced first quarter 2008 results, I’d like to give you a brief snapshot of your “new” National Penn:

o	We now are the fifth largest bank holding company headquartered in Pennsylvania.

o	We are a two-bank holding company with separate banking charters at National Penn Bank and Christiana Bank.

o	We have 127 community offices in Pennsylvania, Delaware and Maryland.

o	Over this past weekend, we completed the conversion of the KNBT systems, and I would like to thank our employees for all of their hard work to ensure a smooth conversion.

o	The systems conversion at Christiana is scheduled for later this year.

•	And now for a look at our recently reported first quarter 2008 results. Please remember that these numbers include Christiana Bank & Trust since January 4th and KNBT since February 1st of 2008:

o	Our total assets grew to $9.1 billion dollars as of March 31, 2008, including loans of $6.0 billion.

o	As of that same date, our deposits were $6.1 billion.

o	1st quarter net income was $21.6 million as compared to $15.5 million for first quarter 2007, a 39% increase.

o	We now have nearly $8.2 billion in trust assets under management or administration – a nearly 200% increase as compared to December 31, 2007.

o	Despite the difficult operating environment that all of us are facing, we were able to achieve another quarter of increased income and earnings per share.

o
While we cannot guarantee future performance numbers, we can assure you that we will continue to work hard to achieve growth in the face of a challenging interest rate environment and intense competition.

 A Look at the Challenges Ahead, Update on the Subprime Trickledown Effects:

o
I know all of you have been reading and seen news reports covering the sub-prime mortgage crisis and the adverse effect it is having on the financial services industry. As we have stated before, National Penn Bank’s direct exposure to sub-prime mortgages is negligible. The origination of sub-prime mortgages has historically represented a small fraction of National Penn’s total mortgage loan originations. In 2007, our subprime mortgage originations were 1.1% of total originations in the year.  No subprime mortgage originations have been done in 2008.  While we feel confident that our direct exposure to this risk is minimal, we will continue to closely monitor the market and our borrowers’ financial health for signs that the ripple effects of the crisis are having an impact.

Achievements and Organic Growth & Acquisition Initiatives:

•	As you know, over the decades National Penn has grown organically and, for the past 10 years, by selected acquisition. Here are some highlights of our organic growth in 2007 and to-date this year.

o	We continued to expand our reach with the opening of new offices and streamlining of locations to better fulfill the dreams of our customers:

▪	We opened a new National Penn Investors Trust Company regional office in York, Pennsylvania.

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We added a fifth community office location to the HomeTowne Heritage division, in Mount Joy, Lancaster County, and we are pleased to report deposits of $27.6 million as of March 31, 2008 and strong market acceptance of our traditional banking approach.

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We relocated our National Penn Bank community office in Morgantown to a larger, more accessible facility.  This has been well received by the community - by March 31, 2008 our deposits had increased to $76.8 million – an increase of 21%.

o
Vantage Investment Advisors, based in State College, increased its managed assets by $70 million to approximately $500 million by year end and also was recognized as one of the top 150 advisors in the Schwab network.

o	In 2007, National Penn Investment Services was ranked 8th among the 600 PrimeVest brokerage programs across the country, moving up from the 20th spot in just 2 years.

▪	As one of the fastest growing among the top 20 PrimeVest programs, NPIS again exceeded growth expectations.

▪	NPIS also was featured as the cover story for the Winter 2008 issue of Bank Insurance & Investment Marketing magazine, released in February.

•
Our acquisition decisions have focused on like-minded partners with a proven business model that can help us continue to achieve profitable growth. Christiana and KNBT are prime examples of this strategy and are terrific additions to our Company.

•
While Wayne touched upon some of the benefits our new partners bring to the National Penn family, I’m going to spend a few moments talking in greater detail about each partner’s individual assets as well as our goal to achieve longer-term, sustainable shareholder growth.

o	Christiana:

Following the merger, Christiana Bank & Trust Company maintains its name and status as a separately-chartered Delaware banking corporation with wholly-owned subsidiaries offering commercial, domicile, agency and trust services in Delaware and Nevada.

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Christiana specializes in offering investment management, agency and fiduciary services for individuals, families, corporations and institutions – a focus that has translated for Christiana into a nearly 50% ratio of fee income to total revenue.

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I’m happy to report that we are already beginning to see positive developments from this partnership. In the time between announcing our plans in second quarter 2007 to merge with Christiana and our finalization of the merger in early 2008, Christiana experienced a net growth in their number of customers.

▪	And within days of finalizing the merger, a National Penn commercial customer was able to enlist Christiana’s services to complete a tax-advantaged real estate transaction.

▪	But one of the biggest benefits Christiana brings to our wealth management capabilities is the “Delaware Advantage,” which Wayne alluded to in his remarks.

•
Delaware has long been known as a state with the ability to offer special legal, tax and judicial advantages that benefit both commercial and retail customers seeking wealth management and trust services.

•
Owning a company in Delaware means that we can extend these advantages to existing and potential customers in the Pennsylvania and Maryland markets we serve – a benefit that should help fuel additional growth in our wealth management area.

o	KNBT:

KNBT retains its name as a division of National Penn Bank for banking operations in KNBT’s market area of Lehigh, Northampton, Carbon, Luzerne, Schuylkill and Monroe counties.  National Penn Bank community offices in those areas have been converted to the KNBT name – given the organization’s strong brand presence and support in northeastern Pennsylvania.

▪
We recently introduced a new KNBT logo featuring the National Penn tulip and burgundy color and new service line descriptor – banking, insurance, investments, trust –being adopted by ALL National Penn Bank future signage.  This is a very visible, widespread reminder that we are much more than a bank.

▪	KNBT brings many benefits to this partnership:
•
First, it brings critical mass to our size and scope in the Lehigh Valley and northeastern Pennsylvania counties.  Previously, National Penn held the 13th position in deposit market share in the Lehigh Valley.  Now we hold the No. 1 position in Northampton County and the No. 2 position in Lehigh County which should allow us to further leverage our broader offering of products and services.

•	Second, it brings an extremely attractive and complementary suite of products and services including insurance, trust and investments.

o	Specifically, we welcomed Caruso Benefits Group and Higgins Insurance Associates as part of the KNBT merger.

o	Caruso brings a new insurance focus to the National Penn family, specializing in group benefits with an emphasis on medical, life and disability.

o	They are the largest provider of benefits and health care insurance for commercial clients in Pennsylvania.

o	Higgins Insurance adds to National Penn’s existing property and casualty insurance offerings and expands our geographical insurance presence to northeastern Pennsylvania.

Emphasis on Integration for Greater Efficiency, Profitability and Growth:

•	I’d like to take a moment to talk about the integration of Christiana and KNBT into the National Penn family resulting in greater efficiencies, profitability and growth.

o
As I mentioned at the beginning of my remarks when I introduced our regional presidents, we realigned our community offices into five new regions to help us keep service and decision making as close to the customer as possible.

•	In addition to the many benefits that Wayne and I have touched upon about our new partners, they also benefit us in some very tangible ways:

o
Most notably, at KNBT, we estimate $26.2 million dollars in cost savings over two years, which are well defined and achievable. No heroic assumptions were used to get to any specific number and to date we are on schedule to achieve these.

o	We also expect the KNBT transaction to be accretive to both earnings per share and tangible book value in 2008 and are encouraged with our progress so far.

o
KNBT also represents some meaningful revenue synergies, which we consider to be “icing on the cake.”  We feel increasingly confident in our ability to enhance revenues through expanded product and service cross-selling opportunities.  Since last fall, we’ve had a team dedicated to developing a plan in this area.  We have already enjoyed some early success introducing National Penn’s Remote Deposit Capture and interest rate swap products to the KNBT customer base.  A priority list of approximately 13 other National Penn, KNBT and Christiana products and services has been developed where we anticipate similar cross-selling success.

•
Our primary focus for 2008 has been and will be about successfully integrating our new partners to create a new, stronger National Penn, while retaining and adding new clients across the full Company footprint.

o	In September of last year following our announcement to merge with KNBT, we worked diligently to create and implement a well-defined process to maintain positive market momentum.

o	We’ve also set a goal of 100% customer retention. Our mindset is not only are we going to fight for every customer we have, we have to challenge ourselves to grow.

▪	In our mergers prior to Christiana and KNBT, we enjoyed a post-acquisition retention rate above 95%, which we hope to better in our current situation.

o	In addition to customer retention, we are also focused on customer growth.

For example, our newly-combined wealth management groups will be working closely with one another, as well as with executives and managers at the banking level, to identify cross-selling opportunities.

▪
This cross-functionality “team approach” also ensures that we can continue to serve customers locally and with the high-level customer service synonymous with the National Penn, KNBT and Christiana names.

•	Throughout our new geographic footprint, we are able to expand our outreach efforts to the communities we serve.

o
We received endorsement of the KNBT merger by the Community Action Committee of the Lehigh Valley, an organization that includes more than a dozen housing, community and economic development groups serving the greater Lehigh Valley.

▪	We are pleased to have a leadership role in supporting regional community and economic development efforts throughout our marketplace.

▪
Under the state of Pennsylvania’s Neighborhood Partnership Program, a tax credit program, we committed to making a $175,000 annual contribution for six years to support a collaborative community development project in Allentown.

o
In an effort to support the growing Latino population, National Penn partnered with the Latino Business Resource Center and the Latino Chamber of Commerce in Berks County to support a program called the “Bilingual Business Skills for Success for Latino Entrepreneurs.”

▪	We committed $5,000 to support a 12-week educational program for individuals interested in starting a business, as well as providing employee guest speakers and educators for appropriate sessions.

▪	We are also working to establish a loan fund that will provide micro loans to qualifying individuals.

o	We continue to educate the communities we serve about identify theft through our Community Shred Day events.

▪	Last year nearly 1,500 people shredded 45,000 pounds of unwanted personal documents.

▪
Due to the success of these events, this year we increased the number of Community Shred Day events to 16, at community offices throughout our footprint.  The dates and locations of these Shred Day events are listed on a printed schedule available at the registration table in the lobby.

o
Through our ongoing participation in the Pennsylvania Educational Improvement Tax Program, National Penn will once again contribute approximately $300,000 this year to various educational and scholarship programs.

▪	These funds allow Pennsylvania students academic opportunities that otherwise may not have been available.

2008 and Beyond:

•
With the addition of our new partners, we have forged a new force in financial services in Pennsylvania and the greater mid-Atlantic region to position us well to take on the challenges of 2008 and beyond.

•
We are excited about the new opportunities presented by these partnerships and remain committed to longer-term, sustainable growth for our shareholders by continuing to follow our six business strategies:

▪	Community banking delivery techniques

▪	Superior asset quality

▪	Profitable client relationships

▪	Balanced organic and acquisition growth

▪	Stronger diversified revenue streams

▪	And a focus on shareholder value

•	We continue to focus on integrating our partners into the National Penn family and leveraging the opportunities we have as a combined organization.

Thank you and closing remarks:

•	On behalf of Wayne, our directors and employee team, thank you for joining the National Penn family in its focus on success.

•	I want to thank all my co-workers for their commitment to National Penn’s success. We stand determined and ready to “do something special” in 2008.

•	Thank you for your attention and I’ll now turn the podium back to Wayne for the rest of our meeting.